EXHIBIT 21.1

LIST OF SUBSIDIARIES

•  VocalTec Communications, Inc. (United States)
•  YMax Corporation (United States)
•  YMax Communications Corporation (United States)
•  magicJack Holdings Corporation (United States)
•  magicJack, LP (United States)
•  TigerJet Network, Inc. (United States)
•  VocalTec Communications, LLC (United States)
•  SJ Labs, Inc. (United States)
•  Predictive Marketing LLC (United States)
•  B Kruse and Associates, LLC (United States)